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Lin Cummins

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linda.cummins@arvinmeritor.com

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ArvinMeritor Reports Fourth-Quarter and Fiscal Year 2006 Results

Announces Company-Wide Profit Improvement Initiative

TROY, Mich. (November 14, 2006) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its full fiscal year and fourth quarter ended Sept. 30, 2006.

•

On a GAAP basis, the loss from continuing operations was $261 million or $3.76 per diluted share for the fourth quarter. These results were primarily due to a $310 million non-cash impairment charge for goodwill related to the company’s light vehicle Emissions Technologies (ET) business.

•	Fourth-quarter income from continuing operations before special items was $28 million, or $0.40 per diluted share.
•	Earnings per share from continuing operations, before special items, of $1.78 per diluted share, for fiscal year 2006, achieving the upper end of our guidance range of $1.65 to $1.75.
•	Sales from continuing operations for fiscal year 2006 were $9.2 billion, up $322 million, or four percent, compared to fiscal year 2005.
•	Free cash flow of $284 million for the fiscal year 2006, exceeding the most recent cash flow guidance range of $200 million to $225 million, including $116 million from sales of receivables.
•	Net debt reduced by $103 million in the fourth quarter and by $501 million during the full fiscal year.

Chip McClure, Chairman, CEO and President said, “Despite significant production cuts at several of our largest light vehicle customers and the challenges of managing the record-setting volumes in our commercial vehicle business, we are pleased that we were able to meet guidance for our fourth quarter and achieve the upper range of our guidance for fiscal year 2006.”

He continued, “We significantly strengthened our balance sheet and improved liquidity, resulting in a $347 million reduction of our total debt.” The company previously announced the following actions:

•	Issued $300 million of convertible notes maturing in 2026
•	Retired $672 million of 2007-2012 debt, resulting in only $93 million of term debt maturing before 2012
•	Completed new $1.15 billion secured credit facilities that extend maturities to 2011 and 2012

In addition, ArvinMeritor was also successful in its efforts to divest additional pieces of the Light Vehicle Aftermarket (LVA) business, and other non-core businesses. Assets sold during the 2006 fiscal year include:

•	LVA Purolator filters
•	LVA exhaust in North America
•	LVA motion control
•	LVA Gabriel ride control in South Africa
•	Equity investment in Purolator India
•	Commercial vehicle off-highway brake assets

McClure continued, “In September, we welcomed four new leaders to the ArvinMeritor executive team: Phil Martens, president of Light Vehicle Systems, Carsten Reinhardt, president of Commercial Vehicle Systems, H.H. Wacaser, president of Emissions Technologies, and Robert Ostrov, senior vice president of Human Resources. Adding to the strong existing leadership team, each brings a wealth of expertise and knowledge to the company, and plays a key role in positioning ArvinMeritor for future successes.”

Fourth-Quarter Results 2006

For the fourth quarter of fiscal year 2006, ArvinMeritor posted sales of $2.3 billion, an increase of seven percent over the same period last year. This increase in sales was attributable to continued strength in the North American commercial vehicle markets and increased sales from the company’s axle joint ventures with the Volvo group in Europe.

On a GAAP basis, the loss from continuing operations was $261 million, or $3.76 per diluted share, a decline of $279 million from the previous year, primarily driven by a $310 million non-cash impairment charge for goodwill related to the company’s light vehicle ET business. This was partially offset by the $54 million of one-time realized tax benefits primarily related to the American Jobs Creation Act.

Due to the impact of continued higher raw material costs and the recent volume declines at North American manufacturers on the company’s light vehicle Emissions Technologies business, the company recorded a non-cash goodwill impairment charge of $310 million in the fourth quarter of fiscal year 2006. To improve global competitiveness in response to these market conditions, the company developed a $50 million restructuring program to realign the ET organization. This program will be executed over the next 12 to 36 months. Additionally, ArvinMeritor established ET as a separate business group for fiscal year 2007 to focus on opportunities within the light and commercial vehicle markets.

Income from continuing operations, before special items, was $28 million, or $0.40 per diluted share, compared to $31 million, or $0.44 per diluted share a year ago.

Before special items, operating income in the fourth quarter of fiscal year 2006 was $54 million, down 19 percent compared to $67 million in the prior year’s fourth quarter, due to certain warranty and other commercial matters, and higher pension and retiree medical costs.

Performance Plus

“While our performance has been respectable compared to peers in our segment, we believe we have the potential to deliver better results. To that end, we are announcing a major new profit improvement initiative designed to improve cash flow, drive earnings power, and ultimately improve shareowner value. We have named this program Performance Plus,” said McClure.

Performance Plus, which will be led primarily by two of the company’s newly appointed business presidents, Phil Martens and Carsten Reinhardt, will be driven through six different focus areas. Of those six, three are related to cost improvements in operations:

•	Materials
•	Manufacturing
•	Overhead

An additional three are focused on revenue enhancement:

•	Engineering, Research and Development (ER&D)
•	Product growth
•	Aftermarket.

The Performance Plus program management office, located at the company’s world headquarters in Troy, Mich. and led by Jim Donlon, ArvinMeritor’s CFO, will be made up of a team of top internal talent selected from across the company’s global operations, and supported by the proven expertise of McKinsey & Company.

The company will provide more detail on Performance Plus at its scheduled Analyst Day event in New York on Dec. 7, 2006.

Outlook for 2007

The company’s fiscal year 2007 forecast for light vehicle production is 15.8 million vehicles in North America, and 16.1 million vehicles in Western Europe.

ArvinMeritor’s forecast for North American Class 8 truck production is 235,000 units in fiscal year 2007 (200,000 in the 2007 calendar year). The company’s fiscal year 2007 forecast for heavy and medium truck volumes in Western Europe is 419,000 units for the fiscal year.

Sales from continuing operations in 2007 are expected to be in the range of $8.7 to $8.9 billion, and the outlook for full-year diluted earnings per share from continuing operations is in the range of $1.15 to $1.25. Cash flow guidance for fiscal year 2007 is $75 million to $125 million. This guidance excludes gains or losses on divestitures, restructuring costs, and other special items, including potential extended customer shutdowns or production interruptions.

In the first quarter of fiscal year 2007, the company expects:

•	Year-over-year production decrease of seven percent on the company’s top fifteen vehicle platforms.
•	Interest expense in the range of $27 to $29 million.
•	Effective tax rate of 21 percent to 24 percent.

“With the launch of Performance Plus, and the leadership of a talented executive management team, we are positioning ArvinMeritor for profitable growth and sustainable results above industry returns,” said McClure.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 28,000 people at more than 112 manufacturing facilities in 26 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: http://www.arvinmeritor.com/.

Forward-Looking Statements

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding income from continuing operations, diluted earnings per share and operating income before special items, which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share, and operating income or loss plus or minus special items. Other non-GAAP financial measures include “net debt” and “free cash flow.” Net debt is defined as total debt less the fair value adjustment of notes due to interest rate swaps, less cash. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that net debt is an important indicator of the company’s overall leverage, and free cash flow is useful in analyzing the company’s ability to service and repay its debt. Further, management uses these non-GAAP measures for planning and forecasting in future periods.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. Neither net debt nor free cash flow should be considered substitutes for debt, cash provided by operating activities, or other balance sheet or cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Fourth-Quarter Results Conference Call

The company will host a telephone conference call and Web cast to discuss the company’s fiscal year 2006 fourth-quarter and full year financial results on Tuesday, November 14, 2006, at 4:30 p.m. (ET). To participate, call (617) 213-8892 ten minutes prior to the start of the call. Please reference participant passcode 51321821 when dialing in. Investors can also listen to the conference call in real time — or for 90 days by recording — by visiting www.arvinmeritor.com.

A replay of the call will be available from 6:30 p.m. on November 14 to 11:59 p.m. on November 17 by calling (888) 286-8010 (within the United States and Canada) or (617) 801-6888 for international calls. Please refer to passcode 11501438.

To access the Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and click on the Web cast link on either the home page or investor page.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share amounts)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

	(Unaudited)
Sales	$2,273	$2,124	$9,195	$8,873
Cost of sales	(2,146)	(1,965)	(8,607)	(8,214)

GROSS MARGIN	127	159	588	659
Selling, general, and administrative	(84)	(88)	(380)	(376)
Goodwill Impairment	(310)	—	(310)	—
Restructuring costs	(18)	(21)	(37)	(86)
Other income (expense)	(3)	(1)	20	(13)

OPERATING INCOME (LOSS)	(288)	49	(119)	184
Equity in earnings of affiliates	11	8	36	28
Interest expense, net and other	(29)	(38)	(133)	(127)

INCOME (LOSS) BEFORE INCOME TAXES	(306)	19	(216)	85
Benefit (provision) for income taxes	47	(1)	56	(16)
Minority interests	(2)	—	(14)	(6)

Income (loss) from continuing operations	(261)	18	(174)	63
Loss from discontinued operations	(13)	(37)	(1)	(51)

NET INCOME (LOSS)	$(274)	$(19)	$(175)	$12

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(3.76)	$0.26	$(2.51)	$0.90
Discontinued operations	(0.19)	(0.53)	(0.01)	(0.73)

Diluted earnings (loss) per share	$(3.95)	$(0.27)	$(2.52)	$0.17

Diluted shares outstanding	69.4	70.1	69.3	69.9

Note: Amounts for the three and twelve months ended September 30, 2005 have been restated for discontinued operations.

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(In millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,

	2006	2005	2006	2005

	(Unaudited)
Sales:
Light Vehicle Systems	$1,153	$1,127	$4,905	$4,819
Commercial Vehicle Systems	1,120	997	4,290	4,054

Total sales	$2,273	$2,124	$9,195	$8,873

Operating income (loss):
Light Vehicle Systems	$(325)	$4	$(291)	$1
Commercial Vehicle Systems	42	47	185	193

Segment operating income (loss)	(283)	51	(106)	194
Unallocated corporate costs	(5)	(2)	(13)	(10)

Total operating income (loss)	$(288)	$49	$(119)	$184

Note: Amounts for the three and twelve months ended September 30, 2005 have been restated for discontinued operations.

ARVINMERITOR, INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In millions)

	September 30,
	2006	2005

ASSETS

Cash and cash equivalents	$350	$187
Receivables, net	1,645	1,669
Inventories	596	555
Other current assets	295	256
Assets of discontinued operations	207	491
Net property	988	1,024
Goodwill	503	801
Other assets	929	887

TOTAL ASSETS	$5,513	$5,870

LIABILITIES AND SHAREOWNERS' EQUITY

Short-term debt	$56	$136
Accounts payable	1,649	1,490
Other current liabilities	741	675
Liabilities of discontinued operations	103	214
Long-term debt	1,184	1,451
Retirement benefits	507	754
Other liabilities	264	209
Minority interests	65	66
Shareowners' equity	944	875

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY	$5,513	$5,870

Note: Amounts for September 30, 2005 have been restated for discontinued operations.

ARVINMERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	Twelve Months Ended
	September 30,
	2006	2005

OPERATING ACTIVITIES
Income (loss) from continuing operations	$(174)	$63
Adjustments to income (loss) from continuing operations
Goodwill impairment	310	—
Depreciation and other amortization	172	180
Gains on divestitures	(28)	(4)
Restructuring costs, net of payments	—	44
Deferred income tax	(97)	(101)
Other adjustments to income (loss) from continuing operations	21	33
Pension and retiree medical expense	142	110
Pension and retiree medical contributions	(114)	(164)
Proceeds from unwind of swap agreements	—	22
Changes in U.S. accounts receivable securitization	—	(32)
Changes in other receivable securitization and factoring	116	13
Changes in assets and liabilities	116	(55)

Cash flows provided by continuing operations	464	109
Cash flows used for discontinued operations	(24)	(141)

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	440	(32)

INVESTING ACTIVITIES
Capital expenditures	(150)	(144)
Acquisitions of businesses and investments, net of cash acquired	(6)	(31)
Investment in debt defeasance trust and marketable securities	(17)	—
Proceeds from dispositions of property and businesses	65	49
Net investing cash flows provided by discontinued operations	218	151

CASH PROVIDED BY INVESTING ACTIVITIES	110	25

FINANCING ACTIVITIES
Change in U.S. accounts receivable securitization program	(72)	112
Proceeds from issuance of notes	470	—
Repayment of notes	(672)	(21)
Payments on lines of credit and other	(62)	(5)

Net change in debt	(336)	86
Debt issuance and extinguishment costs	(28)	(10)
Proceeds from exercise of stock options	1	6
Cash dividends	(28)	(28)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(391)	54

IMPACT OF CURRENCY ON CASH	4	8

CHANGE IN CASH AND CASH EQUIVALENTS	163	55
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	187	132

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$350	$187

Note: Amounts for twelve months ended September 30, 2005 have been restated for discontinued operations.

ARVINMERITOR, INC.
SELECTED FINANCIAL INFORMATION - RECONCILIATION
Non-GAAP
(Unaudited, in millions, except per share amounts)

	3 Months Ended 09/30/06	Goodwill Impairment	Restructuring	Environmental, Severance and Other	Retiree Medical	Taxes, Other	Before Special Items 09/30/06

Sales	$2,273	$—	$—	$—	$—	$—	$2,273
Gross margin	127	—	—	3	5	—	135
Operating income (loss)	(288)	310	18	9	5	—	54
Income (loss) before income taxes	(306)	310	18	9	5	—	36
Income (loss) from continuing operations	(261)	310	11	6	3	(41)	28
DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(3.76)	$4.40	$0.16	$0.09	$0.04	$(0.53)	$0.40
Diluted shares outstanding	69.4	70.4	70.4	70.4	70.4	70.4	70.4

Operating income (loss)
Light Vehicle Systems	$(325)	$310	$15	$3	$—	$—	$3
Commercial Vehicle Systems	42	—	3	3	5	—	53

Segment operating income (loss)	(283)	310	18	6	5	—	56
Unallocated corporate costs	(5)	—	—	3	—	—	(2)

Total operating income (loss)	$(288)	$310	$18	$9	$5	$—	$54

ARVINMERITOR, INC.
SELECTED FINANCIAL INFORMATION - RECONCILIATION
Non-GAAP
(Unaudited, in millions, except per share amounts)

	3 Months Ended 09/30/05	Debt Exchange	Restructuring	Taxes	Before Special Items 09/30/05

Sales	$2,124	$—	$—	$—	$2,124
Gross margin	159	—	—	—	159
Operating income	49	—	18	—	67
Income before income taxes	19	4	18	—	41
Income from continuing operations	18	3	11	(1)	31
DILUTED EARNINGS PER SHARE
Continuing operations	$0.26	$0.04	$0.16	$(0.02)	$0.44
Diluted shares outstanding	70.1	70.1	70.1	70.1	70.1

Operating income
Light Vehicle Systems	$4	$—	$13	$—	$17
Commercial Vehicle Systems	47	—	5	—	52

Segment operating income	51	—	18	—	69
Unallocated corporate costs	(2)	—	—	—	(2)

Total operating income	$49	$—	$18	$—	$67

ARVINMERITOR, INC.
SELECTED FINANCIAL INFORMATION - RECONCILIATION
Non-GAAP
(Unaudited, in millions, except per share amounts)

	Twelve Months Ended 09/30/06	Goodwill Impairment	Gains on Divestitures	Restructuring	Tilbury Work Stoppage	Environmental, Severance and Other	Retiree Medical	Debt Extinguishment	Taxes, other	Before Special Items 09/30/06

Sales	$9,195	$—	$—	$—	$—	$—	$—	$—	$—	$9,195
Gross margin	588	—	—	—	45	3	5	—	—	641
Operating income (loss)	(119)	310	(28)	37	45	12	5	—	—	262
Income (loss) before income taxes	(216)	310	(28)	37	45	12	5	9	—	174
Income (loss) from continuing operations	(174)	310	(17)	23	28	8	3	6	(62)	125
DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(2.51)	$4.42	$(0.24)	$0.33	$0.40	$0.11	$0.04	$0.08	$(0.85)	$1.78
Diluted shares outstanding	69.3	70.2	70.2	70.2	70.2	70.2	70.2	70.2	70.2	70.2
Operating income (loss)
Light Vehicle Systems	$(291)	$310	$(5)	$31	$—	$3	$—	$—	$—	$48
Commercial Vehicle Systems	185	—	(23)	6	45	3	5	—	—	221

Segment operating income (loss)	(106)	310	(28)	37	45	6	5	—	—	269
Unallocated corporate costs	(13)	—	—	—	—	6	—	—	—	(7)

Total operating income (loss)	$(119)	$310	$(28)	$37	$45	$12	$5	$—	$—	$262

ARVINMERITOR, INC.
NET DEBT COMPOSITION
Non-GAAP
(Unaudited, in millions)

	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005

Total Debt	$1,240	$1,353	$1,363	$1,544	$1,587
Less: Cash	(350)	(365)	(236)	(302)	(187)
Less: Fair value adjustment of notes	(8)	(3)	(7)	(14)	(17)

Net Debt	$882	$985	$1,120	$1,228	$1,383

ARVINMERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)
	Twelve Months Ended
	September 30,

	2006	2005

Cash provided by (used for) operating activities	$440	$(32)
Changes in U.S. accounts receivable securitization	—	32
Less: Capital expenditures (1)	(156)	(156)

Free cash flow	$284	$(156)

(1) Includes capital expenditures of discontinued operations.